Exhibit 10.7

Joseph Burns

7228 Timber Ln

Falls Church, VA 22046

Re:	Employment Terms

Dear Joe:

On behalf of AIRO Group Holdings, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth in this offer letter agreement (the “Agreement”), contingent on the successful consummation of the Company’s initial public offering (“IPO”), as determined by the Company in its discretion. As discussed, the terms of this Agreement govern with respect to your employment and will be effective as of June 16, 2025, the date of the successful consummation of the IPO (the “Effective Date”). All terms of this Agreement are subject to approval by the Company’s Board of Directors or an authorized committee thereof.

1. Employment by the Company.

(a) Position. You will serve as the Company’s Chief Executive Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b) Duties and Location. You will be responsible for performing such duties as are assigned to you from time to time, reporting to the AIRO Board of Directors. You will work remotely from your home office in Virginia. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.

2. Base Salary, Bonus and Employee Benefits.

(a) Salary. Your base salary will be paid at the rate of $700,000 per year, less applicable payroll deductions and withholdings. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b) Annual Discretionary Bonus. Commencing with calendar year in which the Effective Date occurs, you will be eligible to earn an annual discretionary bonus of up to one-hundred percent (100%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the assessment of your individual performance and the Company’s performance for a given calendar year by the Board (or an authorized committee thereof), as well as any other criteria the Board (or an authorized committee thereof) deems relevant. The Board (or an authorized committee thereof) will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof).

Joseph D. Burns

Employment Offer Letter

(c) IPO Bonus. You will be eligible to earn and receive a bonus with a value of $350,000 in connection with the consummation of the IPO (the “IPO Bonus”). Within ninety (90) days following the Effective Date, the Company will award your IPO Bonus, subject to your continuous service with the Company, whether as an employee, director, or consultant, through such date. The IPO Bonus shall be payable 50% in cash and 50% in Company common stock, with the number of shares determined based on the IPO price per share. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. Upon receipt of your IPO Bonus, you hereby acknowledge and agree that the Company has fully paid you for any and all past services performed by you prior to the Effective Date, and you agree that there is no outstanding unpaid salary, wages, bonuses or incentive compensation, back pay, deferred compensation, or any other forms of remuneration owed to you from the Company.

(d) Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request.

3. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4. Equity Compensation. Subject to approval by the Company’s Board of Directors (the “Board”) (or an authorized committee thereof), the Company anticipates granting you equity compensation. Any such equity award will be governed by the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and your grant agreement and will include a vesting schedule as determined by the Board (or an authorized committee thereof).

5. Compliance with Confidentiality Information Agreement and Company Policies. As a condition of continued employment, and in exchange for the salary increase, bonus eligibility and any equity award, you agree to sign and comply with the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

Joseph D. Burns

Employment Offer Letter

6. Protection of Third-Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7. At-Will Employment Relationship. Your employment relationship with the Company will continue to be at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice. While the Company also may change your position, job duties, work location, reporting structure, compensation, and benefits from time to time in its discretion, the at-will nature of your employment can only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8. Severance. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, or you voluntarily terminate your employment due to Retirement (as defined in Section 9 below) (each such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 11 (“Clawback and Recovery”) and 13 (“Conditions to Receipt of Severance and Accelerated Vesting”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Base Salary Severance. The Company will pay you, as cash severance, twelve (12) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(b) Prorated Bonus Severance. The Company will pay you, as additional cash severance, an amount equal to a pro-rated portion of your target Annual Bonus for the year of termination, as applicable, if any such Annual Bonus has been determined by the Board or the Compensation Committee to have been achieved, based on the actually achieved level of performance, in the ordinary course when determinations are made for all officers and employees of the Company based upon the metrics associated with such Annual Bonus (the “Bonus Determination Date”) (pro-rated based upon the portion of the calendar year that you were employed by the Company), less standard deductions and withholdings, to be paid as a lump sum no later than March 15 of the calendar year after your Separation from Service date.

Joseph D. Burns

Employment Offer Letter

(c) COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months, either by reimbursing you for or paying directly (at the Company’s discretion) your COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the twelfth (12th) calendar month following your Separation from Service date.

9. Retirement Severance. If you voluntarily terminate your employment due to “Retirement” (as defined below), you will be entitled to receive the Severance Benefits described in Section 8, subject to the conditions in Section 13 (“Conditions to Receipt of Severance and Accelerated Vesting”).For purposes of this Agreement, “Retirement” means your voluntary termination of employment after: (a) reaching age fifty-five (55); (b) the sum of your age and years of service with the Company equals or exceeds seventy (70); and (c) you have provided the Company with at least six (6) months’ prior written notice of your intention to retire. For purposes of this section, “service with the Company” shall include continuous service with the Company and any of its predecessors, subsidiaries, or affiliates.

10. Accelerated Vesting. In the event of a Qualifying Termination that occurs within three (3) months prior to or twelve (12) months following the closing of a Change in Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 11 (“Clawback and Recovery”) and 13 (“Conditions to Receipt of Severance and Accelerated Vesting”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company shall accelerate the vesting of any then-unvested equity awards such that one hundred percent (100%) of such equity awards shall be deemed immediately vested and exercisable as of your Separation from Service date (the “Accelerated Vesting”).

Joseph D. Burns

Employment Offer Letter

11. Clawback and Recovery. Any and all Severance and Accelerated Vesting benefits provided under this Agreement will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause.

12. Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance or Accelerated Vesting, other than your rights to the vested portion of any equity awards and any other rights to which you are entitled under the Company’s benefit programs.

13. Conditions to Receipt of Severance and Accelerated Vesting. Prior to and as a condition to your receipt of the Severance Benefits or Accelerated Vesting described above, you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

14. Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

15. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) For purposes of this Agreement, “Cause” for termination will mean the occurrence of any of the following events, as determined reasonably and in good faith by the Board or a committee designated by the Board: (i) your gross negligence or willful failure to substantially perform your duties and responsibilities to the Company or willful and deliberate violation of a Company policy; (ii) your conviction of a felony or commission of any act of fraud, embezzlement or dishonesty against the Company or involving moral turpitude that is likely to inflict or has inflicted injury on the business of the Company, to be determined in the sole discretion of the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party that you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful and deliberate breach of this Agreement that causes or could reasonably be expected to cause material injury to the business of the Company.

Joseph D. Burns

Employment Offer Letter

(b) For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction, excluding having the same title, duties, authority and responsibilities at a subsidiary level following a Change in Control; (ii) the relocation of your primary work location to a point more than fifty (50) miles from your primary work location as set forth herein that requires a material increase in your one-way driving distance, provided, however, that neither your transition from remote work to a Company office nor to remote work from a Company office will be considered a relocation of your primary work location for purposes of this definition; (iii) a material reduction by the Company of your base salary or annual target bonus opportunity, as initially set forth herein or as the same may be increased from time to time pursuant to this offer letter agreement, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of this Agreement. Provided, however that, such termination by you shall only be deemed for Good Reason pursuant to the foregoing definition if (1) the Company is given written notice from you within sixty (60) days following the first occurrence of the condition that you consider to constitute Good Reason describing the condition, (2) the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (3) you terminate employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(c) For purposes of this Agreement, “Change in Control” means the following occurring following the Effective Date: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of the Company’s directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Joseph D. Burns

Employment Offer Letter

16. Compliance with Section 409A. It is intended that all of the benefits and other payments set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), or to comply with its requirements to the extent necessary to avoid personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any benefit or payment hereunder constitutes “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of such benefit or payment shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance and Accelerated Vesting benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Joseph D. Burns

Employment Offer Letter

17. Section 280G; Parachute Payments.

(a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

Joseph D. Burns

Employment Offer Letter

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

18. Dispute Resolution.

(a) In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. If the parties do not reach a resolution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be first submitted to mediation administered by the American Arbitration Association under its Employment Mediation Procedures before resorting to arbitration.

(b) If mediation is unsuccessful, to ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to the Virginia Human Rights Act or Virginia Wage Payment Act and any other statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by the American Arbitration Association in accordance with its Employment Arbitration Rules. The arbitration shall be held at the AAA’s office nearest to Company’s headquarters at the time. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.

(c) To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

Joseph D. Burns

Employment Offer Letter

(d) You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law.

(e) You and the Company shall equally share all arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19. Miscellaneous. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter and your Confidentiality Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter may be executed in counterparts and may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Joseph D. Burns

Employment Offer Letter

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before August 15, 2025 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ John Uczekaj
John Uczekaj, COO and President

Reviewed, Understood, and Accepted:

/s/ Joseph D. Burns	8/11/2025
Joseph D. Burns	Date